EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-207128 and 333-207129 both on Form S-8 of our report dated February 12, 2016 (August 2, 2016 as to the effect of the change in presentation of segments described in Note 4 to the consolidated and combined financial statements), relating to the consolidated and combined financial statements of SPX FLOW, Inc., appearing in this Current Report on Form 8-K dated August 2, 2016.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
August 2, 2016